Exhibit 99.2

Velocity Acquisition Corp. Announces Closing of $230 Million Initial Public Offering

New York, NY, February 25, 2021 (PR NEWSWIRE) – Velocity Acquisition Corp. (the “Company”) today announced the closing of its initial public offering of 23,000,000 units at a price of $10.00 per unit, including 3,000,000 units issued pursuant to the exercise by the underwriters of their over-allotment option in full. The units are listed on The NASDAQ Capital Market (“NASDAQ”) and began trading under the ticker symbol “VELOU” on February 23, 2021. Each unit consists of one share of Class A common stock of the Company and one-third of one redeemable warrant with each whole warrant exercisable to purchase one share of Class A common stock at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Class A common stock and warrants are expected to be listed on NASDAQ under the symbols “VELO” and “VELOW,” respectively.

Velocity Acquisition Corp., led by CEO Adrian Covey, is a special purpose acquisition company formed by &vest with the purpose of entering into a business combination with one or more businesses. While the Company may pursue an initial business combination with a company in any sector or geography, it intends to focus its search on “digital transformation” businesses — i.e., companies enabling corporations to accelerate the full digitization of their businesses — including digital services, digital platforms, and related sectors in North America. Velocity is the second special purpose acquisition company launched by &vest, an investment platform founded and led by CEO Doug Jacob.

Citigroup Global Markets Inc. (“Citigroup”) and Canaccord Genuity LLC (“Canaccord Genuity”) acted as joint lead bookrunners for the offering.

The offering was made only by means of a prospectus. Copies of the prospectus may be obtained by contacting Citigroup, Attention: Prospectus Department, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by telephone at (800) 831-9146; or Canaccord Genuity, Attention: Syndicate Department, 99 High Street, Suite 1200, Boston, MA 02110, or by email at prospectus@cgf.com.

A registration statement relating to the securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on February 22, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and search for an initial business combination. No assurance can be given that the proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Velocity Acquisition Corp./&vest Contact:

Chris Cunningham

ccunningham@hstrategies.com